                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                             Three Months         Nine Months
                                                 Ended               Ended
                                          December 31, 1996    December 31, 1996
                                          -----------------    -----------------
Net Income                                    $ 48,890                32,403
                                                ======                ======

Weighted average shares outstanding            231,928               231,250

Reduction for common shares not yet released
  by Employee Stock Ownership Plan             (15,778)              (16,084)

Common stock equivalents due to dilutive
  effect of stock options                         *                     *
                                               -------               -------

Total weighted average common shares and
  equivalents outstanding                      216,150               215,166
                                               =======               =======

Primary earnings per share                    $   0.23                  0.15
                                                  ====                  ====

Total weighted average common shares and
  equivalents outstanding for primary
  computation                                  216,150               215,166

Additional dilutive shares using the end of
  period market value versus the average
  market value when applying the treasury
  stock method                                    **                    **
                                               -------               -------

Total weighted average common shares and
  equivalents outstanding for fully diluted
  computation                                  216,150               215,166
                                               =======               =======

Fully diluted earnings per share              $   0.23                  0.15
                                                  ====                  ====


*    Note:  The market value of the stock at December 31, 1996 was $10.00, the same as the stock option exercise price; therefore, no common stock equivalents are computed.

**   Note:  If average share price is greater than ending price, use average price for both primary and fully diluted calculation. This adjustment does not apply because the average price and the ending price at December 31, 1996 are the same as the option exercise price of $10.00 per share.



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